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Exhibit (a)(1)(E)

        OFFER TO PURCHASE FOR CASH

ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
OF
VARSITY GROUP INC.
AT
$0.20 PER SHARE
PURSUANT TO THE OFFER TO PURCHASE
DATED MARCH 7, 2008
BY
VGI ACQUISITION CORP.
A WHOLLY-OWNED SUBSIDIARY OF
VGI HOLDINGS CORP.
A WHOLLY-OWNED SUBSIDIARY OF
FOLLETT CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (NEW YORK CITY TIME) ON APRIL 4, 2008, UNLESS THE OFFER IS EXTENDED.

March 7, 2008

To Our Clients:

        Enclosed for your consideration is the offer to purchase, dated March 7, 2008 (the "Offer to Purchase") and a related letter of transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by VGI Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary VGI Holdings Corp., a Delaware corporation ("Parent"), which is a wholly-owned subsidiary of Follett Corporation, an Illinois corporation ("Follett"), to purchase all of the outstanding shares of the common stock, par value $0.0001 per share (the "Shares"), of Varsity Group Inc., a Delaware corporation (the "Company"), at a price of $0.20 per Share in cash, net to the seller, without interest and subject to applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related letter of transmittal enclosed herewith.

        Also enclosed is a letter to the stockholders of the Company from James M. Craig, the Company's Chief Executive Officer, President and Chief Financial Officer accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

        We or our nominees are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed letter of transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is directed to the following:

1.
The offer price is $0.20 per Share in cash, net to you, without interest and subject to any applicable withholding of taxes.

2.
The Offer is being made for all outstanding Shares.

3.
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 22, 2008 (as such may be amended or supplemented from time to time, the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides that following the Offer, and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"). Upon completion of the offer, each Share not previously acquired in the Offer will be converted into the right to receive in cash and without interest, the same price per Share paid in the Offer, subject to appraisal rights and applicable withholding of taxes.

4.
The board of directors of the Company unanimously adopted resolutions (i) approving, adopting and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (the "Transactions"), in accordance with the DGCL, and determining that the Transactions are fair to, and in the best interests of, the holders of the Shares and (ii) recommending that the holders of the Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and adopt the Merger Agreement, if required.

5.
The Offer and withdrawal rights will expire at 12:00 midnight (New York City time) on April 4, 2008, unless the Offer is extended.

6.
Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in the letter of transmittal.

        The offer is not subject to any financing contingency. The offer is conditioned upon, among other things, there being validly tendered and not withdrawn, prior to the expiration of the offer, a number of the Shares that, together with the Shares beneficially owned by Parent and its affiliates and the Shares, if any, available for purchase by Purchaser pursuant to the "top-up" option granted by the Company to Purchaser pursuant to the Merger Agreement, represents at least 90% of the Shares outstanding (determined on a fully diluted basis after giving effect to the exercise of the "top-up" option) immediately prior to the acceptance of the Shares pursuant to the offer. Certain other conditions to consummation of the Offer are described in Section 13—"Certain Conditions of the Offer" of the Offer to Purchase.

        The Offer is made solely by the Offer to Purchase and the related letter of transmittal and is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky, or other laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope to return your instructions to us is also enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration date of the Offer.

INSTRUCTION FORM
OFFER TO PURCHASE FOR CASH

ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
OF
VARSITY GROUP INC.
AT
$0.20 PER SHARE
PURSUANT TO THE OFFER TO PURCHASE
DATED MARCH 7, 2008
BY
VGI ACQUISITION CORP.
A WHOLLY-OWNED SUBSIDIARY OF
VGI HOLDINGS CORP.
A WHOLLY-OWNED SUBSIDIARY OF
FOLLETT CORPORATION

        The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated March 7, 2008 (the "Offer to Purchase") and a related letter of transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by VGI Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of VGI Holdings Corp., a Delaware corporation ("Parent"), which is a wholly-owned subsidiary of Follett Corporation, an Illinois corporation ("Follett"), to purchase all of the outstanding shares of the common stock, par value $0.0001 per share (the "Shares"), of Varsity Group Inc. (the "Company"), at a price of $0.20 per Share in cash, net to the seller, without interest and subject to applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related letter of transmittal.

        This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related letter of transmittal.

Account No.:
Number of Shares to be Tendered:
Dated:	, 2008
SIGN HERE
Signature(s)

Print Names(s)
Print Address(es)
Area Code and Telephone Number(s) _>
Taxpayer Identification or Social Security Number(s)

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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  Exhibit (a)(1)(E)